EXHIBIT 10.36

LICENSE AGREEMENT

(AG-7352)

This LICENSE AGREEMENT made and entered into as of the       day of              , 2003 by and between Dainippon Pharmaceutical Co., Ltd., existing under the laws of Japan and having its principal place of business at 6-8, Doshomachi 2-chome, Chuo-ku, Osaka, 541-0045 Japan (hereinafter referred to as “Dainippon”) and Sunesis Pharmaceuticals Inc., incorporated under the laws of the State of Delaware, the United States of America and having its principal place of business at 341 Oyster Point Boulevard, South San Francisco, California 94080, the United States of America (hereinafter referred to as “Sunesis”)

WITNESSETH:

WHEREAS, Dainippon has long been engaged in research on and development of pharmaceuticals and has made extensive efforts in search, screening and invention of new medical substances in important therapeutic fields, and as a result, Dainippon has found a certain valuable compound; and

WHEREAS, Sunesis is interested in evaluating the compound, and Dainippon and Sunesis concluded the confidentiality agreement dated January 17, 2003 (hereinafter referred to as “Confidentiality Agreement”) and the material transfer agreement dated February 26, 2003 (hereinafter referred to as “Material Transfer Agreement”) for Sunesis’ evaluation of the compound; and

WHEREAS, as a result of Sunesis’ evaluation, Sunesis proposed, and Dainippon accepted, that Sunesis would carry out further evaluation of the Compound, and Dainippon and Sunesis concluded the option agreement dated May 23, 2003 (hereinafter referred to as “Option Agreement”), under which Dainippon granted Sunesis an exclusive option to conclude a license agreement covering the Compounds and the Products (as defined below); and

WHEREAS, Sunesis exercised the option on (Date), 2003 under the Option Agreement, and Dainippon and Sunesis intend to enter into the license agreement.

NOW, THEREFORE, in consideration of the above premises and the agreement herein contained, the parties agree as follows:

Article 1.        Definition

1.01         The terms defined herein shall have the meaning set forth herein when they are used in this Agreement.  As used in this Agreement, the singular includes the plural, and the plural includes the singular, wherever so required by fact or context.  Titles used in the Articles hereof shall be only for the sake of convenience and shall not be regarded as a part of this Agreement.

1.02         The term “Primary Compound” shall mean a compound identified as (+)-1,4-dihydro-7-[(3S,4S)-3-methoxy-4-(methylamino)-1-pyrrolidinyl]-4-oxo-1-(2-thiazolyl)-1,8-naphthyridine-3-carboxylic acid which is specified by Dainippon as AG-7352.

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.03         The term “Compounds” shall mean the Primary Compound, and other compounds covered by protection of the patents or claim of the patent applications included in the Patent Rights as set forth in Schedule 1.17 attached hereto.

1.04         The term “Products” shall mean products containing the Compound(s) as active ingredient(s) ready for sale to customers, in finished, final packaged form as pharmaceuticals for use in humans.

1.05         The term “Information and Know-How” shall mean data, know-how, and information relating to the Compounds and/or the Products in existence as of the date of execution of this Agreement and owned or controlled by Dainippon, which is listed on Schedule B of the Option Agreement or otherwise provided to Sunesis pursuant to the Option Agreement or this Agreement, including Section 4.03, and which includes the Manufacturing Know-How.

1.06         The term “Territory” shall mean the entire world.

1.07         The term “Affiliate” shall mean any company or organization directly or indirectly owning, owned by or under common ownership with the subject entity in question.  For purposes of this definition only, a company shall “own” another entity only if it owns or controls fifty percent (50%) or more of the voting ownership interest of the subject entity.

1.08         The term “Effective Date” shall mean the date first set forth above.

1.09         The term “Test” shall mean any and all preclinical, non-clinical and clinical tests or trials for the Compounds and/or the Products performed by Sunesis, its Affiliate(s) and/or the Sublicensee(s) that are necessary or useful for securing and/or maintaining the Regulatory Approval in the Territory.

1.10         The term “Phase II Clinical Study” shall mean a study of a Product in human patients for which the primary endpoint is a preliminary determination of efficacy in patients being studied (for example, as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States of America).  A first-in-human study or any study for which a primary endpoint is directed to safety shall not be considered a Phase II Clinical Study.

1.11         The term “Phase III Clinical Study” shall mean large scale pivotal human clinical trials of a Product, which is designed and sufficiently powered to establish safety and efficacy of one or more particular doses in patients being studied and to provide the statistical basis for the Marketing Approval for the respective drug (for example, as described in 21 C.F.R. § 312.21(c), or similar clinical study in a country other than the United States of America).

1.12         The term “FDA” shall mean the United States Food and Drug Administration and any successor agency thereof.

1.13         The term “Regulatory Body” shall mean, as the fact or context of this Agreement requires, the FDA and any or all equivalent governmental authorities outside the United States of America, authorized to permit any Test in the Territory and whose approval is required for manufacture, marketing, promotion, sale or distribution of the Products in the Territory.

1.14         The term “IND” shall mean an Investigational New Drug Application filed with the FDA or an equivalent filing with a Regulatory Body in the Territory.

1.15         The term “NDA” shall mean a New Drug Application filed with the FDA or an equivalent filing with a Regulatory Body in the Territory.

1.16         The term “Regulatory Approval” shall mean all approvals (including pricing and reimbursement approvals, if applicable), licenses, registrations or authorizations by the Regulatory Body in any jurisdiction in the world necessary to launch, sell, market, promote and distribute the Products in such regulatory jurisdiction.

1.17         The term “Patent Rights” shall mean any and all patents and patent applications in the Territory which are owned or controlled by Dainippon or under which Dainippon is or may become empowered to grant licenses, the subject matter of which is necessary or useful in use and/or manufacture of the Compounds or development, the Regulatory Approval, manufacture, use, marketing, promotion, sale or distribution of the Products, and shall be the patents and patent applications set forth in Schedule 1.17 attached hereto, as well as any patents and patent applications covering the Improvements (as defined in Section 18.01), together with any and all extensions, reissues, continuations in part, reexaminations, substitutions and renewals of or to any of the aforesaid patents or applications, and any patents issuing therefrom.  Dainippon shall use reasonable efforts to update Schedule 1.17 from time to time as reasonably necessary, at least once a year during the term of this Agreement, including in the event of registration or expiration of any of the Patent Rights, provided, however, in the event that Dainippon develops any Improvements with respect to the Compounds which Dainippon considers would be the Dominating Patent Rights (as defined hereinafter) and from which a patent is issuable, Dainippon shall grant Sunesis a semi-exclusive license with respect thereto for the purpose of development and manufacture of the Compounds and manufacture, sale, marketing, promotion and distribution of the Products; and provided further that to the extent a patent claims a particular drug formulation technology that is patentable without regard to the particular drug substance being delivered, and whose application is not limited to the Compounds, such patent shall not be included in the license to be granted pursuant to the foregoing proviso.

1.18         The term “Manufacturing Know-How” shall mean any and all proprietary information relating to manufacture of the Compounds which is reasonably owned by or available to Dainippon and is not subject to any Dainippon’s non-disclosure obligations.

1.19         The term “Marketing Year” shall mean any full calendar year after first launch of the Product by Sunesis in the Territory commencing on January

1 and ending on December 31, provided that the first (1st) Marketing Year shall commence on the day of first launch of the Product by Sunesis, its Affiliate(s) or the Sublicensee(s) in the Territory and end on December 31 of the following calendar year.

1.20         The term “Net Selling Price” shall mean the average selling price for the Products during a given period which shall be calculated by dividing the Net Sales during such period by the total number of the Products sold by Sunesis, its Affiliates and the Sublicensees.

1.21         The term “Net Sales” shall mean the actual gross sales of the Products sold by Sunesis, its Affiliates and the Sublicensees to a non-Affiliate third party (excluding any sales among Sunesis, its Affiliates and the Sublicensees) less the following amounts related to the Products: (a) reasonable and customary credits, allowances, discounts, rebates, and chargebacks for spoiled, damaged, outdated, rejected, and returned Products, (b) reasonable and customary freight and insurance costs incurred with respect to the shipment of the Products to customers, in each case if charged separately on the invoice and paid by the customer, (c) duties, surcharges and other governmental charges, (d) sales, use, value-added, excise and other similar taxes (excluding income taxes), (e) rebates, normal and customary cash, quantity, trade and similar discounts and allowances and other price reductions reasonably and actually granted or paid by Sunesis, its Affiliates and the Sublicensees in so far as they relate directly to sales of the Products, and (f) actual uncollectible amounts.  Net Sales shall not include transfers of the Products for use in clinical trials, development or other transactions that are not a full commercial sale, and no royalty shall be due hereunder with respect to such transfers.

1.22         The term “Dainippon” shall include, where applicable, Dainippon’s Affiliate(s) designated by Dainippon as provided for in Section 2.03.

1.23         The term “Sunesis” shall include, where applicable, its Affiliate(s).

1.24         The term “Major Market Countries” shall mean the United States of America, Canada, Japan, Germany, Spain, France, Italy, and the United Kingdom.

1.25         The term “Sublicensee” shall mean a non-Affiliate third party to whom Sunesis has granted the right to develop, manufacture, promote, market, use, sell, offer for sale, import and/or distribute the Products within the scope of the license hereunder, including the marketing partner set forth in Section 10.01, provided that such third party has primary responsibility for the development, manufacture, promotion, marketing, use, sale, offer for sale, importation and/or distribution of such Products in its distribution territory as granted by Sunesis subject to Section 2.05 and has the right to record sales of such Products for its account, provided that Sunesis shall remain responsible for performance of such third party hereunder.  For clarity, the Sublicensee(s) shall exclude any wholesaler or reseller of the Products which is not primarily responsible for marketing or promotion of the Products.  This definition shall not be construed to limit the scope of sublicenses which may be granted hereunder.

Article 2.        Grant

2.01         Dainippon shall grant and hereby grants Sunesis a license, with the right to grant and authorize sublicenses, under the Patent Rights and the Information and Know-How to develop, manufacture, promote, market, use, sell, offer for sale, import and/or distribute the Compounds and/or the Products in the Territory.  The license and right granted herein shall be exclusive (even as to Dainippon), except that the license granted herein with respect to a patent application for an intermediate of the Compound (Japanese Patent Application No. 10-173986) as specified in Schedule 1.17 attached hereto and the patents issuing thereon shall be non-exclusive.  Dainippon agrees not to (a) manufacture, promote, market, use, sell, offer for sale, import or distribute the Compounds and/or the Products for any commercial purpose, or (b) license any of the Patent Rights or the Information and Know-How to any third party to develop, manufacture, promote, market, use, sell, offer for sale, import and/or distribute the Compounds and/or the Products for any use including veterinary uses.  Notwithstanding the foregoing, Dainippon shall have the right to license the patent application for the intermediate of the Compound claimed in Japanese Patent Application No. 10-173986, as well as the patents issuing thereon, to third parties; provided that neither Dainippon nor such third parties shall have the right to use the intermediate in the manufacture of the Compounds and/or the Products.  In addition, in the event that Dainippon develops any Improvements which Dainippon considers would be the Dominating Patent Rights and from which a patent is issuable, Dainippon shall grant Sunesis a semi-exclusive license with respect to the Improvements of the Compounds developed by Dainippon as described in Section 1.17.

2.02         Except as provided in Section 23.01, the license granted Sunesis by Dainippon in Section 2.01 shall be non-assignable.  For purposes of this Section 2.02, assignment shall mean a transfer of all rights and obligations of Sunesis under this Agreement, such that Sunesis retains no rights and obligations with respect to the Compounds and the Products.

2.03         Sunesis may designate its Affiliate(s) to carry out its rights and obligations hereunder in whole or in part, subject to Section 2.06 below, in which event Sunesis shall promptly, but in no event later than sixty (60) days following such designation, inform Dainippon in writing of the identity of such Affiliate(s) and other reasonable information regarding such Affiliate(s), including the nature of the rights and obligations given to the Affiliate(s).

2.04         Sunesis may, at its cost, risk and responsibility, retain any contract research organization(s) or other third party (hereinafter collectively referred to as “CRO”) to have any Test or other services carried out by the CRO on Sunesis’ behalf, subject to Section 2.06 below.

2.05         Sunesis may appoint the Sublicensee(s) under the license granted

Sunesis by Dainippon herein, subject to Sections 2.02 and 2.06, provided that Sunesis shall inform Dainippon of the identity of such Sublicensee(s) and other reasonable information regarding such Sublicensee(s) promptly, but in no event later than sixty (60) days following such appointment.  In addition, Sunesis agrees that prior to the appointment of a Sublicensee within a Major Market Country, to the extent it has the right to do so, Sunesis shall provide Dainippon with other agreed information regarding such Sublicensee.  In the event Sunesis grants a sublicense hereunder, Sunesis shall use diligent efforts to obtain from such Sublicensee the same, substantially similar or more stringent material obligations, including diligence obligations, to the extent applicable, as Sunesis has hereunder.

2.06         In the event that Sunesis delegates some or all of its rights and/or obligations under this Agreement to its Affiliate(s), the Sublicensee(s) and/or the CRO, Sunesis shall remain responsible for the performance of such rights and/or obligations.

2.07         Dainippon may designate its Affiliate(s) to carry out its rights and obligations hereunder in whole or in part, in which event Dainippon shall promptly, but in no event later than sixty (60) days following such designation, inform Sunesis in writing of the identity of such Affiliate(s) and other reasonable information regarding such Affiliate(s), including the nature of the rights and obligations given to the Affiliate(s), and shall remain responsible for the performance of such rights and obligations.

Article 3.        Payment

3.01         Sunesis shall make the following payments to Dainippon in consideration of the license granted to it under this Agreement (it being understood that each of the Initial Payment and the Milestone Payments set forth below shall only be paid one time):

(a)           Initial Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the Effective Date, provided that the option fee of United States Dollars [*] (US$[*]) paid by Sunesis to Dainippon under the Option Agreement shall be credited against the Initial Payment;

(b)           Milestone Payment of United States Dollars [*] (US$[*]), payable within sixty (60) days after the date of the dosing of the first patient in the first Phase II Clinical Study for the first Product in the Territory;

(c)           Milestone Payment of United States Dollars [*] (US$[*]), payable within sixty (60) days after the date of the dosing of the first patient in the first Phase III Clinical Study for the first Product in the Territory, provided that in case no Phase III Clinical Study is required for such Product in the Territory, the amount of United

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

States Dollars [*] (US$[*]) for this Milestone Payment shall be paid simultaneously with the first payment of any of the Milestone Payments in subsection (d), (e) or (f) below;

(d)           Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of filing of the first NDA for the first Product in the United States of America for treatment or prevention of cancer.  For purposes of this subsection (d), “the date of filing” means the date of acceptance of such first NDA for substantive review by the FDA as specified in 21 CFR 314.101(a);

(e)           Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of filing of the first NDA for the first Product in any of the Major Market Countries in Europe for treatment or prevention of cancer.  For purposes of this subsection (e), “the date of filing” means the date of acceptance of such first NDA for substantive review by the Regulatory Body in any of the Major Market Countries in Europe, or such later date as may be provided by applicable law or regulation;

(f)            Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of filing of the first NDA for the first Product in Japan for treatment or prevention of cancer.  For purposes of this subsection (f), “the date of filing” means the date of acceptance of such first NDA for substantive review by the Regulatory Body in Japan or such later date as may provided by applicable law or regulation;

(g)           Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of the first receipt of the Regulatory Approval for the first Product in the United States of America for treatment or prevention of cancer;

(h)           Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of the first receipt of the Regulatory Approval for the first Product in any of the Major Market Countries in Europe for treatment or prevention of cancer;

(i)            Milestone Payment of United States Dollars [*] (US$[*]), payable within thirty (30) days after the date of the first receipt of the Regulatory Approval for the first Product in Japan for treatment or prevention of cancer; and

(j)            Milestone Payment of United States Dollars [*] (US $[*]), payable within thirty (30) days after the date of the first receipt of the Regulatory Approval for a Product for any indication other than treatment or prevention of cancer in any of the Major Market Countries.  It is understood and agreed that the Products for such

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

non-cancer indications, and the development, clinical studies, regulatory filings and the Regulatory Approvals thereof, if any, shall be subject to this Milestone Payment (j) only (i.e. such Products shall not be subject to the Milestone Payments (a) through (i) above) and this Milestone Payment (j) shall be paid only one time (upon its first achievement).

For avoidance of doubt, the parties acknowledge that in no event shall the total amount payable under this Section 3.01 exceed United States Dollars [*] (US$[*]), less any applicable credits.

3.02         Sunesis shall pay royalties on annual Net Sales of the Products by Sunesis, its Affiliate(s) and the Sublicensee(s) in the Territory.  Royalties shall be payable within sixty (60) days after December 31 of each calendar year.

For any sales of the Products made by Sunesis and its Affiliate(s), Sunesis shall pay Dainippon royalties based on the following table, with each royalty percentage being applicable to the portion of the annual Net Sales of the Products falling within the relevant band of the Net Sales for a calendar year.

Total annual Net Sales of Products by Sunesis and its Affiliates	Applicable royalty rate
US$[*] or less	[*]	%
Greater than US$[*]	[*]	%

For example, if in a calendar year, Net Sales of US$[*] was realized by Sunesis and its Affiliate(s), the royalty payable would be US$[*] ([*]% of the first US$[*] and [*]% of the next US$[*]).

For any sales of the Products made by any Sublicensee(s), Sunesis shall pay Dainippon royalties equal to [*] percent ([*]%) of total annual Net Sales by the Sublicensee(s).

For purposes of the foregoing, it is understood that annual Net Sales shall be calculated on a calendar year basis.

3.03         Sunesis shall, from time to time and/or at the request of Dainippon, provide Dainippon with its best estimate of the timing of the events relating to the Milestone Payments as provided for in Section 3.01, and shall promptly notify Dainippon of such events upon occurrence thereof.

3.04         The royalties under Section 3.02 shall be payable on a country-by-country basis with respect to each Product until: (a) expiry of the last to expire of the patents within the Patent Rights (or, if any, the patents owned by Sunesis) covering such Product sold in such country and/or the Compound contained in such Product; or (b) ten (10) years following the date of commercial launch of the first Product in such

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

country, whichever is longer; provided that in any country in which a generic competitor to a Product has been introduced, if for any royalty period the Net Sales of the Product in such country declines by [*] percent ([*]%) or more from the last full royalty reporting period prior to the first commercial sale of the generic competitor in such country, then the royalty rate applicable for sales of such Product in such country under Section 3.02 above shall be reduced for such period and the remainder of such royalty period to [*] percent ([*]%) of such royalty rate.  As used herein, a “generic competitor” shall mean a product sold by a third party that contains the same active ingredient as the Product hereunder.

3.05         In the event Sunesis, its Affiliate(s) or the Sublicensee(s) are required to pay a third party amounts with respect to a Product for a right or license under Dominating Patent Rights (as defined below), Sunesis may deduct [*] percent ([*]%) of such amount owing to such third parties (prior to any reductions) from the payments owing to Dainippon for such Product.  Notwithstanding the foregoing provisions of this Section 3.05, in no event shall the amounts due to Dainippon be so reduced to less than [*] percent ([*]%) of the amount that would otherwise be due to Dainippon.  In the event Sunesis proposes to acquire from a third party patent rights that Sunesis believes are Dominating Patent Rights, Sunesis shall advise Dainippon thereof, and the parties shall discuss the situation.  As used herein, “Dominating Patent Rights” shall mean patent rights without which development and/or manufacture of the particular Compound and/or manufacture, marketing, sale, promotion and/or commercialization of the particular Product would not be reasonably practicable, as determined by mutual agreement of the parties either prior to or following Sunesis’ acquisition of such third party patent rights.  If the parties are not able to agree whether a patent is a “Dominating Patent Right”, the determination shall be made pursuant to Section 25.01.

3.06         In the event that a Product is sold for a single combined price with another product, component, active ingredient or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 3 shall be reasonably allocated between such Product and such other product, component, ingredient or service, based on the relative values thereof.

3.07         The payments made by Sunesis under Sections 3.01 and 3.02 shall be made in the United States Dollars by telegraphic transfer to a bank account designated by Dainippon and shall in any event be non-refundable.  The withholding tax relating to the payments, if any, shall be borne by Dainippon, and Sunesis shall provide Dainippon with appropriate evidence of Sunesis’ payments of the withholding tax.

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Article 4.        Supply of Information

4.01         Dainippon represents and warrants that to the best knowledge of Dainippon, Dainippon has furnished Sunesis prior to the Effective Date with all substantial information requested by Sunesis (and has not withheld from Sunesis any material information) in its possession as of the Effective Date necessary or useful to enable Sunesis to properly evaluate safety and efficacy of the Compounds and/or the Products, or which would otherwise be material to Sunesis’ decision to enter into this Agreement and to undertake the obligations set forth herein, including all information provided to Sunesis under the Option Agreement, the Confidentiality Agreement or the Material Transfer Agreement.

4.02         Dainippon’s obligations under Article 3 of the Option Agreement to provide Sunesis with all documents listed in Schedule B thereto shall continue to apply to the extent that such obligations have not been satisfied by Dainippon prior to execution of this Agreement.  Upon execution of this Agreement, and from time to time for the duration of this Agreement thereafter when it becomes available to Dainippon, Dainippon shall promptly supply Sunesis with other Information and Know-How in Dainippon’s possession or available to Dainippon.

4.03         In addition to Section 4.02 above, if Sunesis or Dainippon identifies a particular item pertaining to the Compounds and/or the manufacture thereof that Dainippon owns or has the right to provide to Sunesis hereunder but has not been previously transferred to Sunesis, and without which Sunesis’ performance or exercise of rights under this Agreement would be materially impeded by not having such item, Dainippon shall use reasonable efforts to provide the same to Sunesis as soon as practicable, subject to such non-disclosure obligations to which the disclosure of such requested item may be subject.

4.04         Any Information and Know-How supplied by Dainippon to Sunesis before the Effective Date shall be regarded as having been supplied under this Agreement and shall be governed by the terms and conditions contained herein.

Article 5.        Reports and Consultation

5.01         Sunesis shall report to Dainippon in writing annually, providing a summary of its activities under this Agreement with respect to the Major Market Countries during a calendar year (each, an “Annual Report”), within sixty (60) days after December 31 of the relevant calendar year.  In addition, Sunesis agrees to provide Dainippon with such other summary of its activities under this Agreement as reasonably requested by Dainippon and agreed by Sunesis, which agreement shall not be unreasonably withheld (each, an “Additional Report”).

5.02         Prior to the commercial launch of the first Product, Sunesis shall include in the Annual Report and the Additional Report information regarding the progress during the relevant period of the Tests, and efforts, performed or undertaken by Sunesis, its Affiliates and, to the extent that Sunesis has the right to do so and such information is available to Sunesis, the Sublicensees, to obtain the Regulatory Approval of the Compounds and the Products in the Major Market Countries, and such other countries of the Territory as reasonably requested by Dainippon and agreed by Sunesis, which agreement shall not be unreasonably withheld, including the protocols as well as summaries of the results, in written and/or computerized form, of the major clinical studies within the Tests for the Major Market Countries hereunder initiated or completed during such period and any milestones achieved during such period, provided that Sunesis shall diligently seek to obtain such information relating to the Sublicensees from the Sublicensees as described in Section 2.05 above.  The parties acknowledge that the aggregate burden on Sunesis of providing information with respect to the countries other than the Major Market Countries requested by Dainippon under this Section 5.02 (and other information requested under Section 9.04 below), in relation to the significance to Dainippon of obtaining such incremental information at the time of such request, shall be a factor in determining whether it would be reasonable for Sunesis to withhold its agreement to provide such information.  In addition, each Annual Report provided to Dainippon under this Section 5.02 shall identify the primary CROs involved in the major clinical studies within the Tests conducted for the Major Market Countries during the period covered by such Annual Report.

5.03         After the commercial launch of the first Product, Sunesis shall include in the Annual Report information as specified in (a), (b), (c) and (d) below, and to the extent requested by Dainippon and agreed by Sunesis, which agreement shall not be unreasonably withheld, in the Additional Report the information as specified in (a) and (d) below:

(a)           the Net Sales and number of the Products sold in the relevant period by Sunesis, its Affiliates and the Sublicensees on a country-by-country basis,

(b)           a calculation of the royalties due on a country-by-country basis based on such Net Sales,

(c)           the total royalties so calculated and due Dainippon on a country-by-country basis,

(d)           the progress of any efforts in the relevant period to conduct further Tests or develop the Compounds and/or the Products in those countries in the Territory covered by Section 5.02 above in each case, to the extent the information is available and Sunesis has the right to provide the same, provided that Sunesis shall diligently seek to obtain such information.

5.04         In addition, Dainippon may request Sunesis to arrange a meeting between appropriate representatives of Dainippon and of Sunesis, its Affiliates and/or the Sublicensees to discuss in good faith the current status, prospect, strategy and other issues relating to the development and the Regulatory Approval of the Compounds and the Products as reflected in the Annual Report and/or the Additional Report and to discuss in good faith the way and strategy for optimizing the parties’ mutual success with respect to the Compounds and the Products.

Sunesis shall make reasonable efforts to arrange such meeting as requested by Dainippon.  Such meetings shall take place no more frequently than once per calendar year and shall be held at Sunesis’ or its Affiliate’s facilities at times convenient for Sunesis.  Each party shall be responsible for its own costs in connection with such meetings.

Article 6.        Development and Regulatory Approval

6.01         Without limiting the rights granted in Article 2 above, Sunesis shall have the right and obligation to take at its sole expense, risk and responsibility, or have its Affiliates and/or the Sublicensees take at their expense, risk and responsibility, either by itself or themselves or through its or their designee, all necessary steps for securing and maintaining the Regulatory Approval and carrying out the Tests.  Sunesis shall undertake, or have its Affiliates and/or the Sublicensees undertake, such activities in accordance with Articles 6 and 14 and any applicable laws or regulations in the Territory.  Dainippon shall have no obligation to carry out any Test, and Sunesis agrees that no Test will be carried out by Dainippon.

6.02         Promptly after the Effective Date, Dainippon shall supply Sunesis at no additional cost to Sunesis with all quantities of the Compounds and intermediates as are available to Dainippon as of the Effective Date as set forth in Schedule 6.02 attached hereto.  Dainippon shall have no obligation to synthesize nor manufacture any further Compounds including any intermediates thereof, and Sunesis agrees that no further Compounds including any intermediates thereof will be synthesized nor manufactured by Dainippon.

6.03         Sunesis has provided Dainippon with its preliminary development plan for the Compounds and the Products as set forth in Schedule 6.03 attached hereto.  Sunesis shall provide Dainippon with a draft of the development plan for the Compounds and the Products within six (6) months after the Effective Date, and with a draft of the update annually to the extent the plans have been updated; provided that if the development plan has not been updated in such annual reporting period, Sunesis shall so state.  Dainippon shall review, and may comment on, the draft of the development plan and the update thereof, and the parties may discuss such comments and plans.

6.04         Sunesis shall, promptly after they become available to Sunesis, provide Dainippon with a copy of the letter of approval and the summary of product characteristic/package insert.  In addition, Sunesis shall, upon reasonable notice, provide Dainippon with (i) the initial IND package for the United States of America in written and/or computerized form, and (ii) electronic copies of the NDAs filed in the Major Market Countries, to the extent such copies exist in electronic format, in each case subject to Section 19.03 below and to the extent Sunesis has the right to provide the same, and will diligently seek to obtain such right from any Sublicensee with respect to the NDAs for the United States of America.

6.05         In the event that Sunesis does not intend to continue its efforts to secure the Regulatory Approval by itself or through its Affiliate(s) or the

Sublicensee(s) due to any reason in (i) Asia and the Pacific Rim, (ii) North America, (iii) Europe, (iv) Latin America or (v) all other countries in the world (each of (i)-(v), as further defined in Schedule 6.05, being referred to as a “Region”), Sunesis shall immediately notify Dainippon thereof and the parties shall meet to discuss the situation, and Sunesis shall return to Dainippon its rights in the Products in such Region.  For clarity, it is understood that so long as Sunesis intends to continue such efforts, and uses diligent efforts consistent with its obligations under Section 14.01 to do so, in one or more countries in a Region, this Section 6.05 shall not apply to that Region.  In addition, the foregoing shall not apply in the event Sunesis makes such determination based upon factors relating to safety or efficacy of the Products as supported by clear evidence, or based on the potential for commercial harm to the Products in a Region that may be agreed upon between the parties (for example, the potential for parallel imports).  For clarity, it is understood that “diligent efforts” would not require Sunesis to simultaneously pursue each Region, as long as the activities and Regions it is pursuing are consistent with pursuing the particular Region within a reasonable time frame (which may, for example, be to pursue such Region after obtaining Regulatory Approval in another Region).

Article 7.        Publication

7.01         In the event that either party intends to publish a paper in a peer reviewed journal or make a scientific oral presentation containing non-public Information and Know-How relating to the Compounds and/or the Products, such party shall provide the other party with a draft of such publication for prior review (or, in the case of a public oral presentation, use reasonable efforts, to the extent practicable under the circumstances, to provide the other party with a summary of the proposed oral presentation for prior review).  Within fifteen (15) business days after receipt of a draft publication (or within five (5) days in the case of a public oral presentation) (the “Review Period”), the receiving party may review the draft and may give its written comments on the draft to the publishing party.  The publishing party shall prepare the final version of the publication or the oral presentation, taking the comments into consideration if appropriate.  Thereafter, the publishing party may disclose to third parties the information disclosed in such publication or oral presentation (i.e., in that or any subsequent publication or presentation) without the need for further approval by the other party.  In the event that no response is given by the receiving party to the publishing party within the applicable Review Period, the receiving party shall be deemed to have no comment on the draft.  Notwithstanding the foregoing, as Sunesis has been granted the exclusive right to commercialize the Products in the Territory, Sunesis shall have the right to make the final decision whether to proceed with any publication or oral presentation.  Sunesis shall have the right to approve (but shall not unreasonably withhold such consent) to any publication or oral presentation requested by Dainippon and, if no response is given by

Sunesis to Dainippon within the applicable Review Period, Sunesis shall be deemed to consent to the publication or oral presentation.  With respect to publications or oral presentation by third parties, it is understood that the foregoing rights of review shall apply only to the extent the party hereto has the right to require such third party to comply.  Additionally, Sunesis shall use reasonable efforts to inform Dainippon of major publications and major public announcements of Test results, to the extent Sunesis has the right to do so and to the extent practicable, in advance of such publications and announcements.

Article 8.        Manufacture

8.01         Without limiting the rights granted in Article 2 above, Sunesis shall have the right and obligation to manufacture at its sole expense, risk and responsibility, or have its Affiliate and/or the Sublicensees manufacture at their expense, risk and responsibility, the Compounds and the Products by itself or themselves or through its or their designee for the purpose of this Agreement.  Dainippon shall have no obligation to supply nor manufacture the Compounds and the Products, and Sunesis agrees that no Compounds nor Products will be supplied nor manufactured by Dainippon.

8.02         In the event that Sunesis requests Dainippon to provide Sunesis with direct technical assistance (including ongoing assistance) with respect to manufacture or regulatory aspects of the Compounds, Dainippon shall make its reasonable efforts to provide such assistance to Sunesis, for example, by sending a person or persons qualified for this purpose to Sunesis’ facility or receiving Sunesis’ employee(s) in Dainippon’s facilities for such purpose.  Sunesis shall bear traveling, lodging and other out-of-pocket expenses incurred for such assistance as mutually agreed.  Dainippon shall, at Sunesis’ written request, cooperate with Sunesis in responding to requests from the Regulatory Bodies relating to the Compounds and/or the Products, including without limitation making its facilities available for audit and inspection by representatives of such Regulatory Bodies.  Notwithstanding the foregoing, nothing in this Section 8.02 shall relieve Dainippon of its obligation to supply the Compounds and intermediates listed in Schedule 6.02 attached hereto under the terms and conditions set forth in Section 6.02 and Dainippon shall make no warranty, express or implied, relating to such direct technical assistance.

Article 9.        Marketing and Sale

9.01         Without limiting the rights granted in Article 2 above, Sunesis shall have the right and obligation to perform at its sole expense, risk and responsibility, or have its Affiliates and/or the Sublicensees perform at their expense, risk and responsibility, by itself or themselves or through its or their designee, any promotion, marketing, sale and distribution of the Products in the Territory.  Sunesis shall undertake, or have its Affiliates and/or the Sublicensees undertake, such activities in accordance with Articles 9 and 14 below, and in accordance with all applicable laws and regulations.

9.02         Sunesis may use the trademark(s) selected by Sunesis for its marketing, promotion, sale and distribution of the Products in the Territory, and shall bear all expenses, risk and responsibility relating such trademark(s) used for the Products.

9.03         Sunesis has provided Dainippon with the preliminary non-binding sales forecast of the Products for the initial three (3) Marketing Years as set forth in Schedule 9.03 attached hereto.  Sunesis shall update such preliminary sales forecast with respect to sales in the Major Market Countries upon completion of the Phase II Clinical Studies.  Following receipt by Sunesis of the Regulatory Approval for a Product in a Major Market Country, Sunesis shall provide to Dainippon a three (3) year sales forecast for such Product in such country and shall update such forecast annually thereafter, which shall be used for purposes of Section 10.01 below.  It is understood that such forecast for any period may include a range of potential sales levels, based on alternative assumptions.  In addition, Sunesis shall diligently seek to provide annual sales forecasts following receipt by the Sublicensees of the Regulatory Approval for the Major Market Countries relating to the Sublicensees (it being understood, however, that Section 10.01 shall not apply to the Sublicensees).

9.04         Sunesis shall notify Dainippon within sixty (60) days of its receipt (or receipt by its Affiliate(s) or the Sublicensee(s)) of the Regulatory Approval in any country of the Territory and shall, within a reasonable time after obtaining the Regulatory Approval in a Major Market Country and such other countries of the Territory as reasonably requested by Dainippon and agreed by Sunesis, which agreement shall not be unreasonably withheld, furnish Dainippon with an estimated date of launch of the Products and an outline of how Sunesis, its Affiliate(s) or, to the extent available, the Sublicensee(s) intends to market the Products in such country, provided that Sunesis shall diligently seek to obtain such information relating to the Sublicensees from the Sublicensees as described in Section 2.05 above.  The parties acknowledge that the aggregate burden on Sunesis of providing information with respect to the countries other than the Major Market Countries requested by Dainippon under Section 9.04 above (and other information requested under this Section 5.02), in relation to the significance to Dainippon of obtaining such incremental information at the time of such request, shall be a factor in determining whether it would be reasonable for Sunesis to withhold its agreement to provide such information.

9.05         In the event that Sunesis intends not to launch the Products in a given Region, or having launched a Product in a given Region, intends to discontinue all sales of the Products (including sales through its Affiliate(s) or the Sublicensee(s)) within such Region, Sunesis shall immediately notify Dainippon thereof and the parties shall meet to discuss the situation and Sunesis shall return to Dainippon its rights in the Products in such Region.  For clarity, it is understood that so long as

Sunesis intends to so launch or continue such sales of the Products, and uses diligent efforts consistent with its obligations under Section 14.01 to do so, in one or more countries in a Region, this Section 9.05 shall not apply.  In addition, the foregoing shall not apply in the event Sunesis makes such determination based upon factors relating to safety or efficacy of the Products as supported by clear evidence, or based on the potential for commercial harm to the Products in a Region that may be agreed upon between the parties (for example, the potential for parallel imports).  For clarity, it is understood that “diligent efforts” would not require Sunesis to simultaneously pursue each Region, as long as the activities and Regions it is pursuing are consistent with pursuing the particular Region within a reasonable time frame (which may, for example, be to pursue such Region after obtaining Regulatory Approval in another Region).

Article 10.      Minimum Sales Amount

10.01       If despite its commercially reasonable efforts, Sunesis fails in any two (2) consecutive Marketing Years to attain at [*] percent ([*]%) of the estimated minimum annual sales amount of the Products as set forth in the most recent forecast provided under Section 9.03 for the Major Market Countries in which Sunesis or its Affiliate(s) market the Products, the parties shall meet to discuss the situation and potential solutions, such as (where appropriate and commercially reasonable) for Sunesis to recruit the efforts of a marketing partner.  In the event of recruiting a marketing partner under this Section 10.01, Sunesis shall provide Dainippon with reasonable details of the proposed marketing partner including but not limited to its sales capacity and products, and Dainippon may approve or disapprove the proposed marketing partner, but shall not unreasonably withhold the approval.

Article 11.      Records; Audits

11.01       Sunesis shall keep accurate and adequate records with respect to the Net Sales of the Products by Sunesis, its Affiliate(s) and the Sublicensee(s), including the Net Selling Price thereof, during the term of this Agreement and upon Dainippon’ written request, but not more frequently than once per calendar year, shall permit a certified independent public accountant selected by Dainippon and reasonably acceptable to Sunesis to examine the books and records of Sunesis, its Affiliate(s) and the Sublicensee(s) during regular business hours of Sunesis, its Affiliate(s) and, to the extent provided below, the Sublicensee(s), to verify the accuracy thereof but only with respect to any calendar year ending not more than two (2) years prior to the date of the examination.  To the extent that Sunesis does not have the right to grant Dainippon the right to audit the Sublicensees’ books and records hereunder, Sunesis shall, upon Dainippon’s request, exercise its own audit right with respect to the Sublicensees by having such audit carried

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions out by a certified independent public account selected by Sunesis and reasonably acceptable to Dainippon and provide the results of such audit for inspection by Dainippon pursuant to this Section 11.01.  Sunesis shall provide any information reasonably required to explain its records to the extent necessary.  If the certified independent public accountant’s report establishes that the figures previously provided to Dainippon by Sunesis were incorrect and as the result, amount of the royalties already paid by Sunesis is different from the amount that should have been paid, the amount of difference shall be compensated by Sunesis or Dainippon, as the case may be, within sixty (60) days after receipt of such report by Dainippon.  The fee and expense of the certified independent public accountant shall be borne by Dainippon, except that such fee and expense shall be borne by Sunesis if the certified independent public accountant’s report indicates Sunesis has underpaid amounts owed hereunder by [*] percent ([*]%) during such audited period.

Article 12.      Protection of Patent Rights

12.01       Dainippon shall at its own expense and responsibility maintain the Patent Rights in the Territory, and agrees to take any necessary steps to extend the patent term of the Patent Rights as reasonably requested by Sunesis.  Sunesis shall cooperate, and have the Sublicensee(s) cooperate, with Dainippon in extension of patent term of the Patent Rights and at the request and expense of Dainippon, shall take any necessary steps to extend the patent term of the Patent Rights on behalf of Dainippon.  Additionally, Dainippon agrees to keep Sunesis informed regarding the status and maintenance of the Patent Rights and the prosecution of any patent applications therein by updating Schedule 1.17, and without limiting the foregoing shall not allow any patent or patent application within the Patent Rights to lapse without Sunesis’ mutual consent.

12.02       Each party shall inform the other party promptly when it becomes aware that a third party is infringing or attempting to infringe the Patent Rights.

12.03       Dainippon is not obliged to indemnify Sunesis, its Affiliate(s) and the Sublicensee(s) for any damage or loss caused from infringement by any third party of the Patent Rights, but Dainippon shall grant Sunesis the first right, but not the obligation, to institute, by itself or through Sunesis’ designee, at its expense, such action, suit or proceeding as Sunesis may consider necessary to stop the infringement (hereinafter referred to as “Enforcement Action”).  If within ninety (90) days after Dainippon has requested Sunesis to initiate a suit with respect to a particular alleged infringement, Sunesis has failed by itself or through its designee to initiate an Enforcement Action to stop the infringement or use reasonable efforts to settle such infringement, then Dainippon shall be entitled, but have no obligation, to initiate an Enforcement Action at its expense against the infringing party.  The party initiating an Enforcement Action (hereinafter

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

referred to as the “Enforcing Party”) shall control such action, provided that the other party (hereinafter referred to as the “Non-Enforcing Party”) shall have the right to participate therein with advisory counsel of its own choice at its own expense.  All recoveries received from an action to enforce the Patent Rights shall be first applied to reimburse the Enforcing Party’s, and then the Non-Enforcing Party’s, unreimbursed expenses, including without limitation, reasonable attorney’s fees and court costs.  Any remainder shall, to the extent the same pertains to an infringement of the Patent Rights, be divided [*] percent ([*]%) to the Enforcing Party and [*] percent ([*]%) to the Non-Enforcing Party.

12.04       The Non-Enforcing Party shall cooperate with the Enforcing Party with respect to any Enforcement Action, in all aspects and shall make available any relevant personnel, records, documents, information, evidence, samples, papers, materials and the like for the action in its possession, and shall upon the request of the Enforcing Party, join as a party-plaintiff in any such Enforcement Action to the extent such joinder is required by law to bring such action, provided that for purposes of this Section 12.04, the Non-Enforcing Party shall not be required to dispatch more personnel and expend more resources hereunder than may be legally required or otherwise agreed upon by the parties.

Article 13.      Representations and Warranties; Disclaimer

13.01       Dainippon represents and warrants that to the best of Dainippon’s knowledge as of the Effective Date:

(a)           Dainippon is the owner of the right, title, and interest in and to the Compounds and the Patent Rights and agrees not to transfer ownership of the Patent Rights to any third party during the period of this Agreement without the prior written consent of Sunesis.  Dainippon has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder.

(b)           Dainippon has not previously granted, and during the period of this Agreement will not grant, any rights in the Compounds and the Patent Rights that are inconsistent with the rights and licenses granted to Sunesis herein. Dainippon shall not suffer or permit any liens or restrictions to be imposed on the Patent Rights without the prior written consent of Sunesis unless the lien holder agrees to take such intellectual property subject to Sunesis’ rights therein.

(c)           Schedule 1.17 accurately and completely identifies all of the patents and patent applications within the Patent Rights as of the Effective Date.  To the extent that Dainippon has omitted from the Patent Rights any patent or patent application, the claims of which would dominate the practice of the Patent Rights or be

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

infringed by the manufacture, sale, use, importation or other exploitation of the Compounds, Dainippon shall grant Sunesis a semi-exclusive license, including the right to sublicense, under such patent to perform the rights and obligations of this Agreement.

(d)           There are no patent rights of any third party which may prevent or hinder any performance of obligations or exercise of rights under this Agreement, and none of the Patent Rights are invalid, unenforceable or have been misused; provided that no such warranty is made under this Section 13.01(d) with respect to patent rights disclosed to Sunesis in writing prior to the Effective Date.

(e)           With respect to the composition of matter, method of use and manufacture relating to the Compounds, Dainippon owns the right, title and interest in and to the Compounds and the Products.

(f)            As of the Effective Date, there are no existing actions, suits or proceedings, and Dainippon has not received any written claim or demand from a third party, that challenges Dainippon’s rights with respect to the Patent Rights, the Information and Know-How, the Compounds and/or the Products or Dainippon’s rights to enter into this Agreement or that asserts that development, manufacture or sale of the Compounds and/or the Products would infringe the intellectual property rights of a third party.

13.02       Except as set forth in Section 13.01, Dainippon does not warrant that the Patent Rights granted Sunesis by Dainippon hereunder are valid and do not infringe upon any patent rights or other intellectual property rights held or to be held by third parties in the Territory or that Sunesis’ performances under this Agreement are free from infringement upon any rights or licenses held or to be held by third parties in the Territory.  Except pursuant to the representations and warranties set forth in Section 13.01, Dainippon is not obliged to indemnify Sunesis, its Affiliates and the Sublicensees for any cost, loss or damage caused by invalidity of the Patent Rights or infringement by the Compounds and/or the Products upon any rights or licenses held by third parties.

13.03       Each party hereto shall notify the other party promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by the Compounds and/or the Products upon any patent rights or other intellectual property rights held by a third party.  Sunesis shall have the right to control the defense of such action, suit or claim alleging infringement.  Any liability and expenses incurred by Sunesis in such defense shall be treated as amounts paid for third party patent rights under Section 3.05 above to the extent such third party patent rights are Dominating Patent Rights.  In the event that the Patent Rights are alleged to be invalid by such third party, Sunesis shall have the right, but not the obligation, to defend against such claims of invalidity, provided that

Dainippon shall have the right to participate therein with advisory counsel of its own selection at its own expense.  In the event Sunesis elects not to defend against such claims of invalidity, Dainippon shall take at its own expense, risk and responsibility any step to cope with the claim of invalidity, provided that Dainippon reasonably judges that there is commercial interest for Dainippon to cope with the claim of invalidity.

13.04       NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

Article 14.      Diligence

14.01       Sunesis shall either directly or through its Affiliates and/or the Sublicensees use commercially reasonable diligent efforts to develop, commercialize, promote, market, sell and distribute the Products in the Territory.  In addition, Sunesis shall use such efforts to appoint the Sublicensees where and when Sunesis reasonably considers appropriate.

Article 15.      Indication of Collaboration

15.01       To the extent required by applicable laws and regulations in a particular country within the Territory or reasonably requested by Dainippon, Sunesis shall refer to Dainippon as “Under license from Dainippon Pharmaceutical Co., Ltd.” or any other wording as agreed upon between the parties in all package, package insert and promotional literature for the Products being marketed by Sunesis and its Affiliates for use in such country.  In addition, to the extent required by applicable laws and regulations in a particular country within the Territory, or as reasonably requested by Dainippon where Sunesis has the right to do so, Sunesis shall require the Sublicensee(s) to mark the package and the package insert for the Products with the words “Under license from Dainippon Pharmaceutical Co., Ltd.” or other wording as agreed upon between the parties.

Article 16.      Independent Contractor

16.01       Each of the parties hereto shall act as an independent contractor hereunder and neither of the parties shall bind, or attempt to bind the other party to any other contract or any performance of any obligation not included herein except as to which the other party specifically agrees.  Nothing contained herein or done hereunder shall be construed as constituting either party the agent of the other party in any sense of the term whatsoever.

Article 17.      Indemnification

17.01       Sunesis shall indemnify Dainippon and Dainippon’s Affiliates against and hold Dainippon and Dainippon’s Affiliates harmless from any and all liability, loss, judgment, damage or expense (including reasonable attorney’s fee) (hereinafter collectively referred to as “Loss”) by reason of litigation brought or otherwise for claims made by a third party against Dainippon or Dainippon’s Affiliates arising out of or by reason of or in connection with Sunesis’, its Affiliates’ and/or the Sublicensees’ performance of this Agreement including but not limited to use and manufacture of the Compounds and test, development, manufacture, packaging, promotion, marketing, sale and distribution of the Products in each case by Sunesis, its Affiliates and/or the Sublicensees, except to the extent that the Loss is attributable to any negligent or intentional act or omission of Dainippon or Dainippon’s Affiliates, or otherwise falling within the claims described in Section 17.02 below.  Dainippon shall promptly notify Sunesis of any such claim or litigation, shall reasonably cooperate with and provide full information to Sunesis with respect thereto and shall permit Sunesis to handle and control such claim or litigation at Sunesis’ cost and expense, to the extent Dainippon desires indemnification therefor, and Dainippon shall have the right to participate in any defense or settlement thereof with its own counsel at its own expense.

17.02       Dainippon shall indemnify Sunesis, its Affiliates and the Sublicensees against and hold Sunesis, its Affiliates and the Sublicensees harmless from any and all liability, loss, judgment, damage or expense (including reasonable attorney’s fee) by reason of litigation brought or otherwise for claims made by a third party against Sunesis, its Affiliates and/or the Sublicensees arising out of or by reason of any negligent or intentional act or omission of Dainippon or any breach by Dainippon of its warranties under Section 13.01.  Sunesis shall promptly notify Dainippon of any such claim or litigation, shall reasonably cooperate with and provide full information to Dainippon with respect thereto and shall permit Dainippon to handle and control such claim or litigation at Dainippon’s cost and expense to the extent Sunesis desires indemnification therefor, and Sunesis shall have the right to participate in any defense or settlement thereof with its own counsel at its own expense.

Article 18.      Improvement

18.01       In the event that Dainippon or Sunesis makes any improvement, invention or discovery relating to the Compounds and/or the Products including formulation of the Products and derivative of the Compounds (hereinafter referred to as “Improvement”), the inventing party shall have the right, title and interest in the Improvement and any patent application or patent covering the Improvement, subject to the licenses granted herein (i.e., subject to Sunesis’ license under Section 2.01 in the case of an Improvement by Dainippon and subject to Dainippon’s license under Section 21.01 in the case of an Improvement by Sunesis).

Notwithstanding the foregoing, Improvements consisting of drug formulation technology that is patentable without regard to the particular drug substance being delivered, and whose application is not limited to the Compounds, shall not be subject to the licenses granted in Sections 2.01 and 21.01.  As used herein, “Improvements” shall include such inventions made by Dainippon’s other licensees or Sunesis’ Sublicensees, to the extent Dainippon or Sunesis, respectively, has the right to include the same hereunder, provided that Dainippon and Sunesis shall diligently seek to obtain such right.

Article 19.      Confidentiality

19.01       Sunesis and Dainippon shall each maintain confidential and not use or disclose information received from the other party under this Agreement in writing and marked “Confidential” or otherwise to indicate its proprietary nature or that is disclosed orally and confirmed in writing as confidential within a reasonable time following the initial disclosure thereof (hereinafter collectively referred to as “Confidential Information”), except for information:

(a)           which must be disclosed by any of the parties to the Regulatory Body to the extent the same is reasonably necessary to enable the attainment of the purpose of this Agreement; or

(b)           which is subsequently disclosed in literature available to the public but only to the extent of the disclosure thereof; or

(c)           the disclosure of which is expressly approved by the providing party; or

(d)           which is made public by a third party without the receiving party’s fault; or

(e)           which is known to the receiving party at the time of disclosure; or

(f)            which the receiving party can demonstrate was developed independently of the Confidential Information disclosed hereunder; or

(g)           which is received by the recipient without any obligation of confidentiality from a third party as a result of lawful and proper disclosure by such third party.

19.02       Notwithstanding the foregoing, Sunesis shall have the right to use and disclose the Confidential Information within the Information and Know-How, subject to Section 7.01 above, provided that Sunesis shall not disclose the Confidential Information to third parties other than for purposes of this Agreement (including in connection with fund raising activities, recruitment of patients and clinicians for clinical trials, and other activities that may directly or indirectly assist Sunesis’ development or commercialization of the Products).  In addition, Sunesis may disclose the Confidential Information within the Information and Know-How to the Sublicensees and permit the Sublicensees to use the Confidential Information for the sole purpose of this Agreement, provided that the

Sublicensees shall have the same, substantially similar or more stringent confidentiality obligations as provided for in this Article 19.  With respect to Dainippon’s use and disclosure of the Confidential Information within the Information and Know-How, it is understood that the exclusivity provided to Sunesis under Section 2.01 above means that during the term of the Agreement, Dainippon shall not disclose to any third party the Information and Know-How, provided however that the foregoing restriction shall not apply to the Manufacturing Know-How.

19.03       Notwithstanding any other provision of this Agreement, the protocols, summary results, NDAs and other information regarding the Tests supplied to Dainippon pursuant to this Agreement, including Sections 5.02, 5.03, and 6.04, are for Dainippon’s informational purposes only and Dainippon shall not use or disclose such documents and the information contained therein for any purpose, provided however that the foregoing shall not apply to the designation of a third party by Dainippon pursuant to Section 21.02 following termination of this Agreement.

19.04       The obligation of confidentiality and non-use under this Article 19 shall survive expiration or early termination of this Agreement.

19.05       Notwithstanding the provisions of Section 19.01, but subject to Sections 19.03 above, the receiving party may also use or disclose the Confidential Information of the disclosing party to the extent it exercises its rights hereunder (including commercialization and/or sublicensing of the Compounds, the Products, the Patent Rights and the Information and Know-How) or fulfills its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving party is required by law to make any public disclosures of the Confidential Information of the disclosing party, to the extent it may legally do so, it shall give reasonable advance notice to the disclosing party of such disclosure.

19.06       Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except that a party may disclose the terms or conditions of this Agreement (a) as required by securities or other applicable laws; (b) to prospective and other investors; (c) to such party’s accountants, attorneys and other professional advisors; or (d) to other third parties on a need to know basis under an obligation of confidentiality.

19.07       Upon execution of this Agreement, the parties shall agree upon the timing and content of a press release relating to execution of this Agreement. Thereafter, each party may disclose to third parties the information disclosed in such press release without the need for further approval by the other party.

Article 20.      Term of Agreement

20.01       This Agreement takes effect on the Effective Date, and unless sooner terminated as provided in Article 22, shall expire upon the expiration of all obligations of Sunesis to make payments under this Agreement.  Sunesis’ license with respect to the Compounds, the Products and the Information and Know-How shall survive the expiration (but not an earlier termination, except as provided in Section 22.05 below) of this Agreement and shall be fully paid-up, royalty-free and perpetual.

Article 21.      Return of Rights upon Termination

21.01       Upon termination of this Agreement as provided for in Section 22.01 or 22.03, or for a material breach of this Agreement by Sunesis under Section 22.02 or bankruptcy of Sunesis under Section 22.04, all Information and Know-How on the Compounds and/or the Products shall be immediately returned to Dainippon, and thereafter Sunesis shall not be granted the right to develop, register, manufacture, use, promote, market, sell or distribute the Compounds and the Products by itself or through its Affiliates and/or (except as provided below) the Sublicensees, and Sunesis shall promptly assign to Dainippon or Dainippon’s designee free of charge, subject to 21.02 below, all approvals, permits, and registrations (including the Regulatory Approval) obtained by Sunesis, its Affiliate(s) and the Sublicensee(s) from a Regulatory Body with respect to the Compounds and/or the Products unless local laws prohibit such assignment, in each case to the extent that Sunesis has the right to make such return and/or assignment.  In addition, upon such termination Sunesis agrees to grant to Dainippon a non-exclusive license under any patent rights in the Improvements owned by Sunesis that are necessary to make, use or sell any Products for which Sunesis has conducted clinical trials during the term of this Agreement.  Notwithstanding the foregoing, Sunesis shall have no obligation to grant such license to Dainippon, or to assign to Dainippon any Regulatory Approvals, permits and registrations, and the rights and licenses granted hereunder shall not terminate, (i) to the extent relating to the Compounds and/or the Products that are being developed by a Sublicensee at the time of the termination of this Agreement if such Sublicensee notifies Sunesis and Dainippon of its intention to diligently continue such development and/or commercialization efforts and the Sublicensee diligently continues the development and/or commercialization, and in addition, in such case, Sunesis shall have no obligation to return the Information and Know-How provided to such Sublicensee, or (ii) in the event such termination is based upon factors relating to safety or efficacy of the Products as supported by clear evidence, or based on the potential for commercial harm to the Products in a Region that may be agreed upon between the parties (for example, the potential for parallel imports).  Dainippon shall reimburse Sunesis for all fees actually paid by Sunesis in transferring such approvals, permits, and registrations under this Section 21.01 (except in the event of breach by Sunesis).

21.02       In the event of a return of the Products to Dainippon by Sunesis under Section 21.01, except in the event of termination due to Sunesis’ material breach or failure under Section 22.02, Dainippon and Sunesis shall discuss in good faith whether or not Dainippon should pay to Sunesis a reverse royalty on the net sales of the Products by Dainippon, its Affiliates and sublicensees, the amount of which shall be reasonably agreed to reflect Sunesis’ contribution in the development of such Products as well as the value of any Improvements that may be licensed to Dainippon under Section 21.01 above.

Article 22.      Termination

During the term of this Agreement, the Agreement may only be terminated in accordance with this Article 22.

22.01       Dainippon may terminate this Agreement pursuant to Section 6.05 or 9.05 in the event Sunesis has decided to discontinue seeking the Regulatory Approval and/or sale of the Products in the whole Territory and so notifies Dainippon in writing pursuant to Section 6.05 or 9.05.

22.02       In the event that Dainippon or Sunesis materially fails to fulfill (including a failure by Sunesis to ensure that a Sublicensee fulfills) or materially breaches the terms and conditions hereof, the other party shall give the breaching party a written notice to remedy such material failure or breach within ninety (90) days.  In cases where there is no dispute as to the failure or breach and such material failure or breach is not remedied by the breaching party within ninety (90) days of receipt of such notice, the complaining party may terminate this Agreement at its option.  However, if the party alleged to be in breach of this Agreement disputes such failure or breach within such ninety (90) day period, the complaining party shall not have the right to terminate this Agreement unless it has been determined by an arbitrator pursuant to Section 25.01 that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

22.03       Sunesis may terminate this Agreement for its convenience by giving Dainippon at least one hundred twenty (120) days prior written notice; provided, however, that if Sunesis is terminating for reasons related to safety or efficacy of the Product supported by clear evidence, Sunesis may terminate this Agreement upon thirty (30) days prior written notice.  However, at least sixty (60) days prior to delivering such notice of termination, Sunesis shall apprise Dainippon of Sunesis’ desire to terminate this Agreement and, upon Dainippon’s request, the parties shall meet to review the situation and discuss in good faith as mutually agreed the best manner in which to proceed under the circumstances.

22.04       In the event that Dainippon or Sunesis is declared bankrupt, ceases all business or is subject to any proceedings for bankruptcy or dissolution, which proceedings if involuntary, are not dismissed within ninety (90) days after filing, or makes an assignment of substantially all of its assets for the benefit of creditors, the other party may terminate this Agreement immediately with a written notice.

22.05       In the event of any merger involving Sunesis, or a sale of all or substantially all of the assets of Sunesis, Dainippon has an option to terminate this Agreement by giving at least ninety (90) days prior written notice if, after such merger or sale, the surviving entity does not agree to use the same diligence in developing and/or marketing the Products as is required of Sunesis under Article 14 above.

22.06       Survival

(a)           Articles and Sections 1, 3.07, 11, 13.01, 13.02, 13.04, 16, 17, 18, 19, 21, 22.06, 23, 24, 25, 26, 27, 28 and 29 shall survive expiration or any termination of this Agreement.  Except as otherwise provided in this Section 22.06, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

(b)           Expiration or termination of this Agreement shall have no effect on amounts due either party at the time of such expiration or termination, or any other obligations or liabilities that have accrued prior to such expiration or termination.

(c)           Subject to Section 21.01, upon termination of this Agreement by Dainippon for any reason, any sublicense granted by Sunesis hereunder shall survive, provided that Dainippon shall make, and Sunesis shall have the Sublicensee(s) make, reasonable efforts to conclude new agreement(s) between Dainippon and the Sublicensee(s) for the Products on terms substantially identical to this Agreement.

Article 23.      Assignment of this Agreement

23.01       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective corporate successors and shall not be assigned by either party without prior written consent of the other party.  Notwithstanding the foregoing, either party may assign this Agreement and its rights and delegate its obligations hereunder (a) to any of its Affiliates as described in Section 2.03 above or (b) to a third party in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement, or in the event of its merger, consolidation, change in control or similar transaction; provided Dainippon shall have the right to terminate this Agreement in the event of (b) above, as provided in Section 22.05 above.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment or transfer in violation of this Section 23.01 shall be void.

Article 24.      Force Majeure

24.01       Neither party shall be liable for failure to perform part or the whole of this Agreement when such failure is due to force majeure events including but not limited to fire, flood, earthquake, strike, labor troubles, delays of carriers, common carriers or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, legal restrictions, riots, insurrections, governmental action, orders, legislation, regulations or restrictions, and/or any similar or other causes beyond control of the parties hereto, provided that any obligations of payment under this Agreement that have already accrued shall not be excused by such force majeure.

Article 25.      Arbitration

25.01       In the event of any controversy or claim arising out of or in relation to any provision of this Agreement or the breach thereof, the parties shall try to settle the problem between themselves.  Should they fail to agree, the matter in dispute shall be finally settled by arbitration in the English language (including all testimony therein) in accordance with the Rules of Arbitration of International Chamber of Commerce.  The arbitration shall be held in Geneva, Switzerland.  The award rendered by the arbitration shall in any case be final and binding upon the parties hereto.  Judgment upon the award may be entered in any court having jurisdiction thereof.

Article 26.      Governing Law

26.01       This Agreement shall be interpreted in accordance with and governed by the laws of Switzerland, without reference to conflict of laws principles.

Article 27.      Waiver

27.01       The waiver of any relief for any breach or non-fulfillment of any term or condition of this Agreement does not constitute a waiver of any relief for any other breach or non-fulfillment of that or any other term or condition.

Article 28.      Notice

28.01       Any notice required or permitted to be given hereunder by either party shall be given in writing, by registered or certified airmail or recognized courier service, or fax followed by registered or certified airmail or recognized courier service, addressed to the party for whom it is intended at the following address or such other address as such party may subsequently notify the other party in writing:

To Sunesis:           Sunesis Pharmaceuticals Inc.

341 Oyster Point Boulevard,

South San Francisco,

California 94080, the United States of America

Attention:   Daryl Winter, General Counsel

Facsimile number: +1-(650) 266-3506

To Dainippon:      Dainippon Pharmaceutical Co., Ltd.

6-8, Doshomachi 2-chome, Chuo-ku,

Osaka, 541-0045 Japan

Attention:   Takashi Wada, Senior Director, Legal Affairs

Facsimile number: +81-6-6202-6028

Article 29.      Entire Agreement and Miscellaneous

29.01       This Agreement supersedes any promise, agreement or consent concerning the Compounds and/or the Products in relation to the subject matter of this Agreement made between the parties hereto by officers or employees of the parties before the execution of this Agreement, except the Option Agreement to the extent provided for in Section 4.02.

29.02       This Agreement may not be modified orally and no modification nor any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by both parties.

29.03       If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

29.04       This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above and each one of the two originals to be kept by the respective parties.

Dainippon Pharmaceutical Co., Ltd.

Date	By	/s/ Kenjiro Miyatake
Kenjiro Miyatake, President

Sunesis Pharmaceuticals Inc.

Date	By	/s/ James W. Young, Ph.D.
James W. Young, Ph.D.
Chief Executive Officer

Schedule 1.17

Patent Rights (1)

Country	Application No. Entering Date	Patent No. Patent Date	Expiry	Date Annuity Paid(1)	Next Annuity Due Date
Argentina	950100147	3914	Nov. 13, 2015
	(Nov.13, 1995)	July 6, 2001
Australia	25767/95	679,859	Jun. 6, 2015
	Dec. 6, 1996	Oct. 30, 1997
Brazil	PI 9508037-6	PI9508037-6	Jun. 6, 2015
	Dec. 16, 1996	Apr. 15, 2003
Canada	2,192,824
Dec. 12, 1996
China	95 194461.4	55440	Jun. 6, 2015
	Jan. 31, 1997	Mar. 17, 2000
Czech	PV 3643/96
Dec. 11, 1996
EP	95 920265.6	787726	Jun. 6, 2015
	Dec.12, 1996	Nov. 28, 2001
Austria				Apr.30, 2003	Jun.30, 2004
Belgium				Jun.18, 2003	Jun.30, 2004
Denmark				Jun.4, 2003	Jun.30, 2004
France				May 28, 2003	Jun.30, 2004
Germany				June 18, 2003	Jun.30, 2004
Greece				May 5, 2003	Jun.30, 2004
Ireland				May 20, 2003	Jun.30, 2004
Italy				Jun.12, 2003	Jun.30, 2004
Luxembourg				May 27, 2003	Jun.30, 2004
Monaco				Apr.29, 2003	Jun.30, 2004
Netherlands				Apr.29, 2003	Jun.30, 2004
Portugal				May 7, 2003	Jun.6, 2004
Spain				Jun.17, 2003	Jun.30, 2004
Sweden				Jun.4, 2003	Jun.30, 2004
Switzerland & Liechtenstein				Jun.10, 2003	Jun.30, 2004
UK				Jun.4, 2003	Jun.6, 2004
Latvia				Jun.20, 2003	Jun.6, 2004
Lithuania				May 6, 2003	Jun.6, 2004
Slovenia				Apr.29, 2003	Jun.6, 2004
Finland	96 5020
	Dec. 13, 1996			Jun.10, 2003	Jun.30, 2004

Schedule 1.17

Patent Rights (2)

Country	Application No. Entering Date	Patent No. Patent Date	Expiry	Date Annuity Paid(1)	Next Annuity Due Date
Hong Kong	97 101948.5	1000495B	Jun. 6, 2015		June 6, 2006
	(Oct. 17, 1997)	Jul. 19, 2002
Hungary	P 96 03455	220072	Jun. 6, 2015	May 9, 2003	June 6, 2006
	Dec. 13, 1996	Oct. 29, 2001
Israel	115726	115726	Oct. 23, 2015	Oct.22, 2001	Oct.25, 2005
	(Oct. 23, 1995)	Mar. 1, 2000
Korea	707029/1996	350921	Jun. 6, 2015	Aug.20, 2002	Aug.20, 2005
	Dec. 9, 1996	Aug. 20, 2002
Mexico	96 6331
	Dec. 11, 1996
New Zealand	287139	287139	Jun. 6, 2015	Apr.18, 2002	Jun.6, 2006
	Dec. 5, 1996	Nov. 19, 1997
Norway	96.5305	307255	Jun. 6, 2015	Apr.29, 2003	Jun.30, 2006
	Dec. 11, 1996	Mar. 6, 2000,
Pakistan	564/95	134,868	Oct. 23, 2011	Sep.1, 2003	Oct.23, 2004
	(Oct. 23, 1995)	Oct. 23, 1997
Philippines	51621
	(Nov. 2, 1995)
Poland	P 317726		Jun.6, 2015	May 5, 2003	June.6, 2005
	Dec. 13, 1996
Romania	96-02349		Jun.6, 2015	Jul.30, 2003	June.6, 2006
	Dec. 12, 1996
Russia	97 100718	2151770	Jun. 6, 2015	May 15, 2003	Jun.6, 2006
	Jan. 13, 1997	Jun.27, 2000
Singapore	96 12283-3	37810	Jun. 6, 2015	May 26, 2003	Jun.6, 2006
	Dec. 10, 1996?	Dec. 19, 1997
Slovakia	PV 1574/96	281341	Jun. 6, 2015	May 15, 2003	Jun.6, 2006
	Dec. 6, 1996	Nov. 8, 2000
South Africa	95/9030	95/9030	Oct. 25, 2015	Sep.2, 2003	Oct.25, 2004
	(Oct. 25, 1995)	Aug. 28, 1996
Taiwan	84 106000	90869	Jun. 12, 2015	Aug.28, 2003	Nov.10, 2004
	(Jun. 13, 1995)	Mar. 18, 1998

Schedule 1.17

Patent Rights (3)

Country	Application No. Entering Date	Patent No. Patent Date	Expiry	Date Annuity Paid(1)	Next Annuity Due Date
USA	08/765,232	5,817,669	Oct. 6, 2015	Mar.13, 2002	Apr.6 2006
	Dec. 13, 1996	Oct. 6, 1998
Japan	8-501923 (2)	3391796	Jun. 6, 2015	Jan.10, 2003	Jan.24, 2006
	Dec. 6, 1996	Jan. 24, 2003
	8-351948 (3)
	(Dec. 10, 1996)
	10-173986 (4)
	(Jun. 5, 1998)

PCT: WO 95/34559 (Filing Date: June 6, 1995)

(   ):  Filing date

Bold & Underlined: Granted

(1)   Place date annuity was paid here.

(2)   Basic Patent Application

(3)   Patent Application for a medical use

(4)   Patent Application for an intermediate

Schedule 6.02

Compounds available for supply

Code number	Chemical Structure	Available Quantity
AG-7352		[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]  Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 6.03

Preliminary Development Plan (1)

Sunesis Pharmaceuticals, Inc. is planning to develop SPC-595 (AG-7352) for the treatment of human cancer.  SPC-595 is a novel cytotoxic drug of the naphthyridine chemical class, structurally related to the quinolone antibiotics.  It possesses anti-tumor activity in a large number of syngeneic and xenograft models.  The proposed mechanism of action has not been fully elucidated, although there is experimental evidence suggesting that the drug acts by arresting the cell cycle at the G2/M interface.

Phase I

Sunesis intends to conduct phase I clinical trials on two schedules in subjects with advanced solid tumors.  The phase II regimen (dose and schedule) will be selected based on the phase I results.

The first phase I study is likely to be designed as an open-label [*] study in which SPC-595 will be administered intravenously once every 21 days, for two cycles.  Drug doses will be administered to [*] of [*], and [*], using an [*] schema.

The second phase I study is likely to be designed as an open-label [*] study, in which SPC-595 will be administered [*] weekly times [*] weeks, for [*].  In this study, a cycle is defined as a 4-week period, with study drug administered on Days 0, 7, and 14 of each cycle, followed by at least 14 days of observation.  Initial dosing in this study will begin after preliminary safety and tolerability of SPC-595 has been evaluated in at least [*] in the first phase I study.

Phase II

The goal of the phase II program is to provide evidence of clinical activity and safety in a variety of tumor types.  At this time, Sunesis is planning to evaluate SPC-595 in different indications possibly including: [*].  The choice of tumor types in the phase II program will likely be based on a number of factors, including the compound’s [*] observed in [*], likely [*] to and [*] of [*], and the [*].  This phase II program will likely be modified based on the findings in the phase I studies.

If Sunesis chooses [*], the plan is to treat patients with [*] for [*] of SPC-595 therapy, [*] to treatment with a [*] regimen.  We would anticipate enrolling up to [*] and assess [*].

[*]  Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

If Sunesis chooses [*], the plan would be to conduct a [*], with enrollment of up to [*] patients who have [*] and [*] for their disease.  Approximately [*] would be enrolled in the [*], and would be administered [*] of SPC-595 therapy.  If there were any [*] observed, then an additional [*] would be [*].

Another choice for a phase Ib/II study could be first-line [*] of [*] with SPC-595 in [*] with [*].  In the phase Ib portion of the study patients would be administered [*] doses of [*] and [*] of SPC-595 to determine an optimal regimen for the phase II portion.  Patients would be followed to assess the [*].

Another potential indication for study would be [*].  In this phase Ib/II study, patients who [*] or have [*] would be enrolled and administered [*] of SPC-595 with the goal of [*].  The study would be expected to enroll up to [*], and if there was evidence of [*] in at least [*], the study could be expanded to approximately [*].

Phase III

The lead indication for a phase III trial will be contingent on the outcome of the phase II trial.  The trial design, size and duration of any phase III trial will depend on the specific indications and upon extensive discussions with treating physicians and members of the appropriate regulatory agencies.

[*]  Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Schedule 6.05

Region

(i) Asia and Pacific Rim

Japan, Korea, North Korea, China (including Hong Kong and Macao), Taiwan, Thailand, Malaysia, Singapore, Philippines, Indonesia, East Timor, Brunei, Viet Nam, Laos, Cambodia, Myanmar, India, Pakistan, Bangladesh, Sri Lanka, Maldives, Nepal, Bhutan, Mongolia, Iran, Iraq, United Arab Emirates, Saudi Arabia, Bahrain, Kuwait, Qatar, Oman, Syria, Jordan, Lebanon, Palestine, Yemen, Israel, Afghanistan, Kazakhstan, Uzbekistan, Turkmenistan, Kyrgyz, Tajikistan, Australia, New Zealand, Papua New Guinea, Fiji, Kiribati, Marshall Islands, Micronesia, Nauru, Solomon Islands, Tonga, Tuvalu, Vanuatu, Samoa, Palau, Niue, Cook Islands

(ii) North America

United States of America (including Puerto Rico), Canada

(iii) Europe

United Kingdom, Spain, Portugal, France, Monaco, Andorra, Italy, Vatican, Malta, San Marino, Liechtenstein, Switzerland, Austria, Belgium, Netherlands, Luxembourg, Germany, Denmark, Sweden, Finland, Norway, Ireland, Iceland, Greece, Cyprus, Poland, Czech Republic, Slovakia, Hungary, Romania, Bulgaria, Croatia, Slovenia, Macedonia, Bosnia and Herzegovina, Serbia and Montenegro, Albania, Estonia, Latvia, Lithuania, Russia, Belarus, Ukraine, Azerbaijan, Armenia, Georgia, Moldova, Turkey

(iv) Latin America

Mexico, Guatemala, Belize, El Salvador, Honduras, Nicaragua, Costa Rica, Panama, Colombia, Venezuela, Guyana, Suriname, Ecuador, Peru, Brazil, Bolivia, Paraguay, Uruguay, Argentina, Chile, Jamaica, Cuba, Bahamas, Haiti, Dominican Republic, Saint Christopher and Nevis, Antigua and Barbuda, Dominica, Saint Lucia, Saint Vincent and the Grenadines, Trinidad and Tobago, Barbados, Grenada

(v) Other Countries

All the countries other than those set forth in (i), (ii), (iii) and (iv) above.

Schedule 9.03

Preliminary Sales Forecast

Preliminary Sales Forecast (U.S. $ Millions)

This forecast is based on the assumption that one of the potential Phase II programs in the Preliminary Development Plan is successfully pursued and results in a drug approval. The forecast is based on AG-7352 being used in first line [*] in [*] with  [*].

The worldwide market for [*] therapeutics in 2000 was:

	2000
[*]	[*]
Other	34
Total	[*]	(source: Decision Resources)

Assumptions:

AG-7352 secures FDA approval for first-line [*] in 2011.

The market for therapeutics grows by [*]% per annum for all agents.

AG-7352 is priced similarly to [*].

	2011	2012	2013
[*]	[*]	[*]	[*]
Other	59	62	65
Total	[*]	[*]	[*]

Percentage (%) of use of AG-7352 in [*] with [*] in [*]:

[*]	%	[*]	%	[*]	%

Sales of AG-7352	[*]	[*]	[*]

Potential factors that could reduce this preliminary sales forecast:

Sales could be lower based on the likelihood that the indication will not be granted in all markets at the same time (in 2000, the U.S. market represented [*]% of worldwide [*] market).  Generic entries into this market could depress pricing and reduce penetration rates of new entities.  Time to new drug approval may be longer than indicated.

[*]  Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.